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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                             (AMENDMENT NO. ______)*


                                 XCARE.NET, INC.
                                (Name of Issuer)




                     COMMON STOCK, PAR VALUE $.01 PER SHARE
                         (Title of Class of Securities)




                                   98388Y-10-1
                                 (CUSIP Number)





                                FEBRUARY 9, 2000
             (Date of Event Which Requires Filing of This Statement)





Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

/ /    Rule 13d-1(b)

/ /    Rule 13d-1(c)

/X/    Rule 13d-1(d)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.



                                Page 1 of 9 pages

                                  SCHEDULE 13G

--------------------------                                              -----------------------

  CUSIP No. 98388Y-10-1                                                 Page 2 of 9 Pages
--------------------------                                              -----------------------
------------------------------------------------------------------------------------------------
          NAME OF REPORTING PERSON
    1     I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)
          Nazem & Company IV, L.P.
------------------------------------------------------------------------------------------------
          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [ ]
    2                                                                   (b)  [ ]
------------------------------------------------------------------------------------------------
          SEC USE ONLY
    3
------------------------------------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
    4     Delaware
------------------------------------------------------------------------------------------------
            NUMBER OF
                                           SOLE VOTING POWER
             SHARES                  5     0
                                 ---------------------------------------------------------------
          BENEFICIALLY                     SHARED VOTING POWER
                                     6     2,334,486
            OWNED BY             ---------------------------------------------------------------
                                           SOLE DISPOSITIVE POWER
              EACH                   7     0
                                 ---------------------------------------------------------------
           REPORTING                 8     SHARED DISPOSITIVE POWER
                                           2,334,486
            PERSON               ---------------------------------------------------------------

             WITH:
------------------------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     9    2,334,486
------------------------------------------------------------------------------------------------
          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
    10
------------------------------------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
    11    14.3%
------------------------------------------------------------------------------------------------
          TYPE OF REPORTING PERSON*
    12    PN
------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 2 of 9 pages

                                  Schedule 13G

--------------------------                                              -----------------------

  CUSIP No. 98388Y-10-1                                                 Page 3 of 9 Pages
--------------------------                                              -----------------------
------------------------------------------------------------------------------------------------
          NAME OF REPORTING PERSON
    1     I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)
          Nazem & Associates IV, L.P.
------------------------------------------------------------------------------------------------
          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a)  [ ]
    2                                                                  (b)  [ ]
------------------------------------------------------------------------------------------------
          SEC USE ONLY
    3
------------------------------------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
    6     Delaware
------------------------------------------------------------------------------------------------
            NUMBER OF
                                           SOLE VOTING POWER
             SHARES                  5     0
                                 ---------------------------------------------------------------
          BENEFICIALLY                     SHARED VOTING POWER
                                     6     2,334,486*
            OWNED BY             ---------------------------------------------------------------
                                           SOLE DISPOSITIVE POWER
              EACH                   7     0
                                 ---------------------------------------------------------------
           REPORTING                 8     SHARED DISPOSITIVE POWER
                                           2,334,486*
            PERSON               ---------------------------------------------------------------

             WITH:
------------------------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     9    2,334,486*
------------------------------------------------------------------------------------------------
          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
    10
------------------------------------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
    11    14.3%
------------------------------------------------------------------------------------------------
          TYPE OF REPORTING PERSON*
    12    PN
------------------------------------------------------------------------------------------------

* Consists of 2,334,486 shares of Common Stock held by Nazem & Company IV, L.P., of which Nazem & Associates IV, L.P. is the general partner. Nazem & Associates IV, L.P. disclaims beneficial ownership of the shares held by Nazem & Company IV, L.P., except to the extent of its pecuniary interest therein.

                               Page 3 of 9 pages

                                  SCHEDULE 13G

--------------------------                                              -----------------------

  CUSIP No. 98388Y-10-1                                                 Page 4 of 9 Pages
--------------------------                                              -----------------------
------------------------------------------------------------------------------------------------
          NAME OF REPORTING PERSON
    1     I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)
          Fred F. Nazem
------------------------------------------------------------------------------------------------
          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [ ]
    2                                                                   (b)  [ ]
------------------------------------------------------------------------------------------------
          SEC USE ONLY
    3
------------------------------------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
    4     United States
------------------------------------------------------------------------------------------------
            NUMBER OF
                                           SOLE VOTING POWER
             SHARES                  5     0
                                 ---------------------------------------------------------------
          BENEFICIALLY                     SHARED VOTING POWER
                                     6     2,890,042*
            OWNED BY             ---------------------------------------------------------------
                                           SOLE DISPOSITIVE POWER
              EACH                   7     0
                                 ---------------------------------------------------------------
           REPORTING                 8     SHARED DISPOSITIVE POWER
                                           2,890,042*
            PERSON               ---------------------------------------------------------------

             WITH:
------------------------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     9    2,890,042*
------------------------------------------------------------------------------------------------
          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
    10
------------------------------------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
    11    17.8%*
------------------------------------------------------------------------------------------------
          TYPE OF REPORTING PERSON*
    12    IN
------------------------------------------------------------------------------------------------

* Consists of 2,334,486 shares of Common Stock held by Nazem & Company IV, L.P., and 555,556 shares of Common Stock held by Transatlantic Venture Partners C.V. Mr. Nazem is the managing general partner of Nazem & Associates IV, L.P. the general partner of Nazem & Company IV, L.P., and Nazem & Associates Transatlantic L.P. the investment manager of Transatlantic Venture Partner C.V. Mr. Nazem disclaims beneficial ownership of the shares held by Nazem & Company IV, L.P. and Transatlantic Venture Partners C.V., except of its pecuniary interest therein.


                               Page 4 of 9 pages

                                  SCHEDULE 13G

--------------------------                                              -----------------------

  CUSIP No. 98388Y-10-1                                                 Page 5 of 9 Pages
--------------------------                                              -----------------------
------------------------------------------------------------------------------------------------
          NAME OF REPORTING PERSON
    1     I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)
          Philip E. Barak
------------------------------------------------------------------------------------------------
          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [ ]
    2                                                                   (b)  [ ]
------------------------------------------------------------------------------------------------
          SEC USE ONLY
    3
------------------------------------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
    4     United States
------------------------------------------------------------------------------------------------
            NUMBER OF
                                           SOLE VOTING POWER
             SHARES                  5     10,000
                                 ---------------------------------------------------------------
          BENEFICIALLY                     SHARED VOTING POWER
                                     6     2,890,042*
            OWNED BY             ---------------------------------------------------------------
                                           SOLE DISPOSITIVE POWER
              EACH                   7     10,000
                                 ---------------------------------------------------------------
           REPORTING                 8     SHARED DISPOSITIVE POWER
                                           2,890,042*
            PERSON               ---------------------------------------------------------------

             WITH:
------------------------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     9    2,900,042*
------------------------------------------------------------------------------------------------
          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
    10
------------------------------------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
    11    17.8%
------------------------------------------------------------------------------------------------
          TYPE OF REPORTING PERSON*
    12    IN
------------------------------------------------------------------------------------------------

* Consists of 2,334,486 shares of Common Stock held by Nazem & Company IV, L.P., and 555,556 shares of Common Stock held by Transatlantic Venture Partners C.V. Mr. Barak is a general partner of Nazem & Associates IV, L.P. the general partner of Nazem & Company IV, L.P., and Nazem & Associates Transatlantic L.P. the investment manager of Transatlantic Venture Partner C.V. Mr. Barak owns 10,000 shares of Common Stock directly. Mr. Barak disclaims beneficial ownership of the shares held by Nazem & Company IV, L.P. and Transatlantic Venture Partners C.V., except to the extent of his pecuniary interest therein.


                               Page 5 of 9 pages

ITEM 1.

(a)      NAME OF ISSUER
         XCare.net, Inc.

(b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
         6400 S. Fiddler's Green Circle
         Suite 1400
         Englewood, CO 80111

ITEM 2.

(a)      NAME OF PERSON FILING
         Nazem & Company IV, L.P.
         Nazem & Associates IV, L.P.
         Fred F. Nazem
         Philip E. Barak

(b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
         645 Madison Avenue
         New York, NY 10022-1010

(c)      CITIZENSHIP
         Nazem & Company IV, L.P. - Delaware
         Nazem & Associates IV, L.P. - Delaware
         Fred F. Nazem - United States
         Philip E. Barak - United States

(d)      TITLE OF CLASS OF SECURITIES
         Common Stock, $.01 par value

(e)      CUSIP NUMBER
         98388Y-10-1

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b), OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

         Not applicable.

ITEM 4.  OWNERSHIP

         (a)      AMOUNT BENEFICIALLY OWNED:
                  Nazem & Associates IV, L.P. is the general partner of Nazem & Company IV, L.P. and as such may be deemed to beneficially own the 2,334,486 shares of Common Stock of XCare.net, Inc. ("Common Stock") directly held by Nazem & Company IV, L.P.. Nazem & Associates IV, L.P. disclaims beneficial ownership of the shares held by Nazem & Company IV, L.P. except to the extent of its pecuniary interest therein.

                  Fred F. Nazem and Philip E. Barak are each a general partner of Nazem & Associates IV, L.P., the general partner of Nazem & Company IV, L.P. and Nazem & Associates Transatlantic L.P., the investment manager of Transatlantic Venture Partners C.V., and as such may be deemed to beneficially own the 2,334,486 shares of Common Stock held directly by Nazem & Company IV, L.P. and the 555,556 shares of Common Stock held by Transatlantic Venture Partners C.V. Messrs. Nazem and Barak disclaim beneficial ownership of the shares held by Nazem & Company IV, L.P. and Transatlantic Venture Partners C.V., except to the extent of their pecuniary interests therein.

         (b)      PERCENT OF CLASS:
                  Please see Item 11 of pages 2 through 5 of the Schedule 13G.

         (c)      NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                  (i)      SOLE POWER TO VOTE OR DIRECT THE VOTE:
                           Please see Item 5 of pages 2 through 5 of the
                           Schedule 13G
                  (ii)     SHARED POWER TO VOTE OR DIRECT THE VOTE:
                           Please see Item 6 of pages 2 through 5 of the
                           Schedule 13G

                               Page 6 of 9 pages

                  (iii)    SOLE POWER TO DISPOSE OR DIRECT THE DISPOSITION OF:
                           Please see Item 7 of pages 2 through 5 of the
                           Schedule 13G
                  (iv)     SHARED POWER TO DISPOSE OR DIRECT THE DISPOSITION OF:
                           Please see Item 8 of pages 2 through 5 of the
                           Schedule 13G

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
         Not applicable.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
         Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF A GROUP
         Not applicable.

ITEM 10. CERTIFICATION
         Not applicable.


                               Page 7 of 9 pages

                                   [SIGNATURE]

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 9, 2001

                             NAZEM & COMPANY IV, L.P.

                             By: Nazem & Associates IV, L.P.
                             Title: General Partner of Nazem & Company IV, L.P.

                             By: /s/ Fred F. Nazem
                                ------------------------------------------------
                                 By: Fred F. Nazem
                                 Managing General Partner of
                                 Nazem & Associates IV, L.P.

                             NAZEM & ASSOCIATES IV, L.P

                             By: /s/ Fred F. Nazem
                                ------------------------------------------------
                                 Fred F. Nazem
                                 Managing General Partner


                                 /s/ Fred F. Nazem
                                ------------------------------------------------
                                 Fred F. Nazem


                                 /s/ Philip E. Barak
                                ------------------------------------------------
                                 Philip E. Barak


                               Page 8 of 9 pages